Exhibit 10.8

SUBLEASE

SUBLEASE (“Sublease”) dated as of the 5th day of December, 2022, between PERSHING SQUARE CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (“Sublandlord”), and NEOX PUBLIC BENEFIT LLC, a New York limited liability company (“Subtenant”).

1.            DEMISE AND TERM; CONDITIONS OF SUBLEASE. Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires from Sublandlord, a portion of the rentable area of the ninth (9th) floor as identified and shown hatched on Exhibit A-1 hereto (the “9th Floor Subleased Premises”) and a portion of the rentable area of the 10th floor as identified and shown hatched on Exhibit A-2 hereto (the “10th Floor Subleased Premises”, and collectively with the 9th Floor Subleased Premises, the “Subleased Premises”) in the building located at 787 Eleventh Avenue, New York, New York (the “Building”). The term of this Sublease (the “Term”) shall commence on the date hereof (the “Commencement Date”) and shall end on December 31, 2033 (the “Expiration Date”), subject to the terms of this Sublease.

2.            SUBORDINATE TO PRIME LEASE.

(a)           This Sublease is subject and subordinate to (a) that certain Lease dated as of October 26, 2016, between Georgetown Eleventh Avenue Owners LLC (together with its successors and assigns, “Prime Landlord”), as landlord, and Sublandlord, as tenant (the “Initial Lease”), as amended by that certain First Amendment of Lease, dated as of September 27, 2017 (the “First Lease Amendment”), that certain Second Amendment of Lease, dated as of May 8, 2019 (the “Second Lease Amendment”) and that certain Third Amendment of Lease, dated as of or about the date hereof (the “Third Lease Amendment”; and the Initial Lease, as so amended, and as the same may be further amended from time to time, the “Prime Lease”) and the terms thereof and (b) the matters to which the Prime Lease is or shall be subject and subordinate. Other than the Prime Lease, there are no agreements between Sublandlord and Prime Landlord with respect to the Premises (as defined in the Prime Lease) that would affect Subtenant’s rights under this Sublease. A true and complete copy of the Prime Lease (with certain financial and other confidential terms redacted) has been delivered to and examined by Subtenant. To Sublandlord’s knowledge, as of the date of this Sublease, Sublandlord is in full compliance with the terms of the Prime Lease and has received no notices to the contrary from Prime Landlord. Further, to Sublandlord’s knowledge, Prime Landlord is not in default of the Prime Lease.

(b)           Further, in accordance with Section 13.5(i) of the Prime Lease, in the event of termination, re-entry or dispossess of Sublandlord by Prime Landlord, Prime Landlord, at Prime Landlord’s option, may take over all of the right, title and interest of Sublandlord, as sublandlord under this Sublease, and Subtenant, at Prime Landlord’s option, shall attorn to Prime Landlord pursuant to the then executory provisions of this Sublease, except that (1) Subtenant shall have no right to use any portion of the Premises (or other space in the Building occupied or controlled by Sublandlord) which is not part of the Subleased Premises and (2) Prime Landlord shall not be:

(i)       liable for any previous act or omission of Sublandlord under this Sublease;

(ii)      subject to any offset which therefore accrued to Subtenant against Sublandlord (including, without limitation, any rights under 11 U.S.C. §365(h));

(iii)     bound by any rent or other sums paid by such subtenant more than one month in advance;

(iv)     liable for any security deposit under this Sublease not actually received by Prime Landlord;

(v)      liable for any work or payments on account of improvements to the Subleased Premises; or

(vi)     bound by any amendment of this Sublease not consented to in writing by Prime Landlord.

3.            INCORPORATION BY REFERENCE.

(a)          The terms, covenants and conditions of the Prime Lease are incorporated herein by reference so that, except as set forth in Paragraph (b) of this Section 3, and except to the extent that such incorporated provisions are inapplicable to or modified by the provisions of this Sublease, all of the terms, covenants and conditions of the Prime Lease that bind or inure to the benefit of the landlord thereunder shall, in respect to this Sublease, bind or inure to the benefit of Sublandlord, and all of the terms, covenants and conditions of the Prime Lease that bind or inure to the benefit of the tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such incorporated terms, covenants and conditions were completely set forth in this Sublease, and as if the words “Landlord,” “Owner” or “Lessor” and “Tenant” or “Lessee” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean, respectively, “Sublandlord” and “Subtenant” in this Sublease, and as if the words “leased premises”, “Premises,” and “Demised Premises” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean “Subleased Premises” in this Sublease, and as if the word “Lease” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean this “Sublease”, and as if the word “License Area” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean the Sublease License Area, and as if the word “Access Date” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean the Commencement Date. The term “business days”, wherever the same appears in this Sublease, shall have the same meaning as the term “Operating Days” as defined in the Prime Lease. Subject to the foregoing, capitalized terms used and not defined in this Sublease shall have the meanings ascribed to such terms in the Prime Lease. Notwithstanding the foregoing, the time limits contained in the Prime Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right or remedy, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by five (5) days, so that in each instance Subtenant shall have five (5) days less time to observe or perform hereunder than Sublandlord has as the tenant under the Prime Lease, unless such period is five (5) or fewer days, in which instance Subtenant shall have two (2) days less time, but in no circumstances less than two (2) business days, to observe or perform hereunder than Sublandlord has as the tenant thereunder. Each party shall promptly deliver to the other party copies of all notices, requests or demands which relate to the Subleased Premises or the use or occupancy thereof after receipt of same from Prime Landlord. In the case of any time limit described above which is five (5) or fewer days after the giving of the notice applicable thereto, such notice shall be delivered by overnight courier or email as provided in Article 25 hereof.

(b)          The following references, sections and provisions of the Prime Lease shall not be incorporated herein by reference and shall not apply to this Sublease: Article 1, Section, 2.1, Article 3, Article 4, Section 5.1, Section 5.5, Section 5.6, Section 6.2.3, Section 7.6, Section 7.7, Section 10.2, Section 11.15, Article 13, Section 16.1(b) and (c), Section 17.5, Section 17.6, Section 20.5, Section 20.8, Section 20.9, Section 20.22, Section 20.23, Article 21, Article 22 to the extent pertaining to any area other than the Sublease License Area (as hereinafter defined), Article 23, Article 24, Article 25, Article 26, Article 27, Exhibit B-1, Exhibit B-2, Exhibit C, the third through sixth sentences of Section III.D of Exhibit D, as amended by the Third Lease Amendment, Exhibit G-1, Exhibit G-2, Exhibit H, Exhibit I, Exhibit J, Exhibit K, Exhibit L, Exhibit M, Exhibit O, Exhibit T, Exhibit U, Exhibit W, Exhibit X, Exhibit Y, the entire First Lease Amendment, the entire Second Lease Amendment and the following provisions and exhibits of the Third Lease Amendment: Section 1, Section 2 other than the last sentence thereof, Section 3, Section 4(c) other than the last sentence thereof, Section 5(a), Section 5(b), Section 5(d), Section 5(f), the second sentence of Section 5(p), Section 6, Section 9, Section 10, Section 11, Exhibit A, Exhibit B, Exhibit B-1, Exhibit C, Exhibit F and Exhibit Z.

4.            PERFORMANCE BY SUBLANDLORD; ENFORCEMENT OF PRIME LEASE.

(a)           Any obligation of Sublandlord that is contained in this Sublease by incorporating the provisions of the Prime Lease may be observed or performed by Sublandlord using reasonable efforts, after notice from Subtenant, to cause Prime Landlord to observe and/or perform the same, and Sublandlord shall have a reasonable period of time to enforce its rights to cause such observance or performance, subject to Section 4(c) hereof and except in the event of an emergency (in which event Sublandlord shall enforce such rights as promptly as practicable under the circumstances). Sublandlord shall not be required to perform any obligation of Prime Landlord under the Prime Lease, and Sublandlord shall have no liability to Subtenant for the failure of Prime Landlord to perform any obligation under the Prime Lease. Subtenant shall not in any event have any rights in respect of the Subleased Premises greater than Sublandlord’s rights under the Prime Lease. Except to the extent resulting solely from Sublandlord’s negligence or willful misconduct, Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that are appurtenant to, or supplied at or to, the Subleased Premises, including, without limitation, electricity, heat, air conditioning, water, elevator service and cleaning service, if any, other than Sublandlord’s performance of its obligations pursuant to the first sentence of this Section 4(a) and Section 4(b) below. No failure to furnish, or interruption of, any such services or facilities shall give rise to any (i) abatement or reduction of Subtenant’s obligations under this Sublease, except as expressly provided in this Sublease, (ii) constructive eviction, whether in whole or in part, or (iii) liability on the part of Sublandlord.

(b)          If Prime Landlord shall default in any of its obligations under the Prime Lease to provide Building Services (as hereinafter defined) with respect to the Subleased Premises, Sublandlord shall, upon written request of Subtenant, make a demand upon Prime Landlord to perform such obligations. If (A) following the making of such demand by Sublandlord and the expiration of any applicable grace period granted to Prime Landlord under the Prime Lease, Prime Landlord shall fail to perform or commence the performance and diligently pursue to completion its obligations under the Prime Lease to provide the applicable Building Services, (B) such breach of Prime Landlord’s obligations to provide Building Services adversely affects Subtenant’s use or occupancy of the Subleased Premises in any material respect, and (C) Subtenant requests in writing that Sublandlord pursue litigation against Prime Landlord with respect to such breach by Prime Landlord at Subtenant’s cost, and Sublandlord elects not to do so, then Subtenant shall have the right to exercise and enforce, by legal action, in Sublandlord’s name (if required because of lack of privity between Subtenant and Sublandlord), and with counsel of Subtenant’s choosing and reasonably satisfactory to Sublandlord, all of the rights available to such parties to enforce performance of such obligations of Prime Landlord, provided that Subtenant shall indemnify Sublandlord in accordance with Section 7(a) hereof. The term “Building Services” means (i) any of the services or utilities that Prime Landlord has agreed in the Prime Lease to provide, (ii) any of the repairs or restorations that Prime Landlord has agreed in the Prime Lease to make, (iii) compliance with any laws or requirements of public authorities with which Prime Landlord has agreed in the Prime Lease to comply and (iv) the taking of any action with respect to the operation, administration or control of the Building or any of its public or common areas that Prime Landlord has agreed in the Prime Lease to take. The rights granted by this Section 4(b) are personal to Neox Public Benefit LLC (“Named Subtenant”) and any Permitted Transferee (as hereinafter defined).

(c)           In the event that (A) Subtenant is unable to use all or any portion of the Subleased Premises for the ordinary conduct of Subtenant’s business due to Prime Landlord’s breach of an obligation under the Prime Lease to provide services, perform repairs, or comply with legal requirements and such condition continues for a period in excess of fourteen (14) consecutive days, subject to delays resulting from Force Majeure, and Subtenant has given a notice to Sublandlord stating that Subtenant’s inability to use the Subleased Premises or such portion thereof is solely due to such condition (provided that no notice shall be required where Subtenant’s inability to use such portion of the Subleased Premises results from the closure of the Building or the unavailability of elevator service in substantially all of the Building), (B) Subtenant does not actually use or occupy the Subleased Premises or such portion thereof for the ordinary conduct of Subtenant’s business during such period, (C) such condition has not resulted from the negligence, willful misconduct, breach of contract, violation of the provisions of this Sublease or the Prime Lease by Subtenant beyond any applicable notice and cure period or violation of law required to be complied with by Subtenant, and (D) Sublandlord is entitled to and receives an abatement of rent on account of such breach by Prime Landlord under Section 20.6(c) of the Prime Lease, then Subtenant shall be entitled to a proportionate share of such rent abatement on a rentable square foot basis based upon the affected area of the Subleased Premises and the affected area of the Premises, as reasonably determined by Sublandlord.

5.            NO BREACH OF PRIME LEASE. Neither Sublandlord nor Subtenant shall do or permit to be done any act or thing that will constitute a breach or violation of any term, covenant or condition of the Prime Lease by the tenant thereunder, whether or not such act or thing is permitted under the provisions of this Sublease, subject to the terms of this Sublease.

6.            NO PRIVITY OF ESTATE. Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and Prime Landlord.

7.            INDEMNITY; INSURANCE; CASUALTY.

(a)          Except to the extent resulting from Sublandlord’s own negligence or willful misconduct, Subtenant shall indemnify, defend and hold harmless Sublandlord from and against all claims, actions, losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees and expenses, which Sublandlord may incur or pay by reason of (i) any accidents, damages or injuries to persons or property occurring in, on or about the Subleased Premises from and after the Commencement Date, (ii) any breach or default hereunder on Subtenant’s part, (iii) any work done or Alterations performed in or to the Subleased Premises by Subtenant and/or Subtenant’s employees, agents, contractors, invitees or any other person claiming through or under Subtenant, (iv) any act, omission or negligence on the part of Subtenant and/or Subtenant’s employees, agents, customers, contractors, invitees, or any other person claiming through or under Subtenant or (v) any action brought by Subtenant under Section 4(c) hereof.

(b)          Subtenant shall (i) maintain all insurance that Sublandlord is required to maintain under the Prime Lease, naming Sublandlord, Prime Landlord and any other parties required by the Prime Lease as additional insureds or loss payees, as applicable, and (ii) on or prior to the Commencement Date, shall deliver to Sublandlord appropriate certificates of such insurance, including copies of endorsements or clauses in the applicable insurance policies that evidence waivers of subrogation and naming of additional insureds. Subtenant shall deliver to Sublandlord evidence of each renewal or replacement of a policy prior to the expiration of such policy.

(c)           Notwithstanding anything to the contrary in the Prime Lease, if (i) all or a substantial portion of the Subleased Premises is rendered untenantable by fire or other casualty during the last 2 years of the Term and the estimated time for Prime Landlord to restore the Subleased Premises pursuant to the terms of the Prime Lease will exceed 3 months or (ii) the estimated time for Prime Landlord to restore the Subleased Premises as determined pursuant to the Prime Lease will exceed 15 months from the date of such damage, then Subtenant shall have the right to terminate this Sublease upon giving notice to Sublandlord. In the event that (a) the estimate of time to so complete and repair the Subleased Premises is less than 15 months and such repair and restoration of the Subleased Premises is not substantially completed within 15 months, or (b) if an estimated date of completion is more than 15 months and Subtenant did not elect to terminate the Sublease as provided above and the restoration of the Subleased Premises is not substantially completed within 90 days following the estimated date of completion, subject to extension by reason of delays resulting from Force Majeure or delays caused by Subtenant, in either of such events, Subtenant shall have a right, upon not less 30 days prior written notice to Sublandlord to terminate the Sublease as a result thereof and, unless Prime Landlord substantially completes such restoration within the foregoing 30 day period, the Sublease shall be deemed terminated.

8.           MUTUAL WAIVER OF SUBROGATION. Without affecting any other rights or remedies, Sublandlord and Subtenant each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss or damage to its property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Sublandlord or Subtenant, as the case may be, so long as the insurance is not invalidated thereby.

9.            RENT.

(a)           Subtenant shall pay to Sublandlord rent (“Fixed Rent”) at the then applicable rate set forth on Exhibit B attached hereto, subject to the terms of this Sublease.

(b)           The first monthly installment of Fixed Rent shall be payable on the Rent Commencement Date (as hereinafter defined). Subsequent installments of Fixed Rent shall be paid in advance in equal monthly installments on the first day of each month of the Term. If the Commencement Date shall not be the first day of a month, Fixed Rent shall be prorated on a per diem basis. The installment of Fixed Rent for the calendar month in which the Expiration Date occurs shall be prorated on a per diem basis if the Expiration Date does not occur on the last day of the month.

(c)           Fixed Rent and all other amounts (“Additional Rent”) payable by Subtenant to Sublandlord under the provisions of this Sublease shall be paid promptly when due, without notice or demand therefor, and without deduction, abatement, counterclaim or setoff, except as otherwise expressly provided in this Sublease. Fixed Rent and Additional Rent shall be paid to Sublandlord in lawful money of the United States by check at such address or, at Subtenant’s option, wire transfer or ACH to such account of Sublandlord as shall be designated by Sublandlord in writing from time to time on not less than ten (10) business days’ prior written notice. No payment by Subtenant or receipt by Sublandlord of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated Fixed Rent or Additional Rent; nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Sublandlord may accept any check or payment without prejudice to Sublandlord’s right to recover the balance due or to pursue any other remedy available to Sublandlord. Any provisions in the Prime Lease incorporated herein by reference (whether capitalized or lower case) referring to “fixed rent,” “annual rent,” “base rent,” “rent,” “additional rent,” “escalations,” “payments” or “charges” or words of similar import shall be deemed to refer to Fixed Rent and Additional Rent due under this Sublease.

(d)           Notwithstanding anything to the contrary contained herein, so long as this Sublease is in full force and effect, the Fixed Rent and the Additional Rent pursuant to Article 6 of the Prime Lease payable by Subtenant hereunder shall be abated from the Commencement Date through and including the date immediately prior to the Rent Commencement Date (the “Rent Abatement”). If this Sublease shall terminate due to a default by Subtenant hereunder, then the entire amount of the unamortized portion of the Rent Abatement applied to Fixed Rent, amortized over the stated term of this Sublease, shall immediately become due and payable by Subtenant to Sublandlord. For the purposes of this Sublease, the term “Rent Commencement Date” shall mean May 1, 2023.

10.          ESCALATION; ELECTRICITY, UTILITIES AND OTHER CHARGES.

(a)          The payment of Additional Rent attributable to the Subleased Premises pursuant to Article 6 of the Prime Lease shall be made to Sublandlord, provided that:

(i)       Tenant’s Share with respect to Operating Expenses shall be deemed to mean 52.4% of Tenant’s Operating Payments (“Subtenant’s Operating Expense Share”); and

(ii)      Tenant’s Share with respect to Taxes shall be deemed to mean 52.4% of Tenant’s Tax Payments (“Subtenant’s Tax Share”),

in each case subject to equitable adjustment in the event of any increase or reduction of the Tenant’s Share with respect to Operating Expenses and/or Tenant’s Share with respect to Taxes, as the case may be. Promptly following a change in the Tenant’s Share with respect to Operating Expenses and/or Tenant’s Share with respect to Taxes, Sublandlord and Subtenant shall execute an amendment to this Sublease stating the adjusted Subtenant’s Operating Expense Share and/or Subtenant’s Tax Share, as the case may be, provided that the failure to execute such amendment shall not affect the amendment to the Subtenant’s Operating Expense Share or Subtenant’s Tax Share, as applicable, or any of the other rights or obligations of the parties under this Sublease.

(b)          Sublandlord shall provide electricity to the Subleased Premises on a submetering basis, and Subtenant covenants and agrees to purchase the same from Sublandlord at a base rate consisting of the charges, terms and rates for like quantities and character of service in the service and/or rate classification of the entity or entities providing the same in effect at the time said service is used and under which the Sublandlord purchases service, plus a two (2%) percent surcharge relating to administrative and overhead expenses of Sublandlord in connection therewith, provided, however, said charges may be revised by Sublandlord in order to maintain the rate of return to Sublandlord on the purchase and redistribution of tenant electricity produced under the foregoing in the event that the Public Service Commission or another governmental authority has approved or approves changes in service classifications, terms, rates, charges or methods of or rules on billing for such public utility. Where more than one submeter measures the service of Subtenant in the Subleased Premises, the service rendered through each submeter may be computed and billed separately in accordance with the rates herein. In the event that the electrical usage of Subtenant results in a surcharge in the payment of electric current for the area occupied by Subtenant pursuant to the schedules and rates of the public utility or another utility service provider supplying same, Subtenant shall pay the amount of said surcharge. Bills for electric service shall be rendered at such times as Sublandlord may elect, but not less frequently than quarterly, and the amount, as computed from a meter, shall be deemed to be paid, and be paid as Additional Rent within thirty (30) days after the same are rendered. If any tax is imposed upon Sublandlord’s receipt from the sale or resale of electric energy to Subtenant by any Federal, State or municipal authority, Subtenant covenants and agrees that, where permitted by law, Subtenant’s pro-rata share of such taxes shall be passed on to, and included in the bill of, and paid by Subtenant to Sublandlord. Subtenant shall install the submeter or submeters serving the Subleased Premises as part of Subtenant’s Work, and the repair and replacement thereof shall be at Subtenant’s sole cost and expense. Sublandlord shall reimburse Subtenant for the reasonable out of pocket costs incurred by Subtenant to install such submeter or submeters, based on reasonable evidence of same, within thirty (30) days after Subtenant’s written request therefor.

(c)           Except to the extent provided by Prime Landlord to Sublandlord without additional charge under the Prime Lease, Subtenant shall pay as Additional Rent under this Sublease all water, sprinkler, steam, chilled water, and other costs, and related charges and administrative fees and taxes thereon related to the Subleased Premises and payable by Sublandlord as tenant under the Prime Lease, as and when due under the Prime Lease.

(d)          Subtenant shall be solely responsible for and pay as Additional Rent under this Sublease upon demand all additional rent and other charges incurred or due under the Prime Lease as a result of (i) a breach of this Sublease by Subtenant, (ii) any demand by Subtenant for any additional or overtime services (including, without limitation, overtime HVAC, above-standard cleaning, above-standard refuse removal, overtime freight elevator and condenser water), and (iii) any additional costs or charges incurred as a result of Subtenant’s use and occupancy of the Subleased Premises (including, without limitation, charges as a result of high-density occupancy). To the extent permitted by Prime Landlord, with respect to any request for overtime services, Subtenant may make such request in Subtenant’s name directly to Prime Landlord, provided such request is made in accordance with the terms of the Primary Lease and a duplicate copy of such request is simultaneously given to Subtenant.

(e)           If Subtenant requires any utilities that are not provided by Prime Landlord under the Prime Lease, subject to the terms and conditions of the Prime Lease, Subtenant shall make all arrangements therefor directly with the utility provider and pay all costs thereof.

(f)           Sublandlord shall have the sole right to request and use the condenser water that Prime Landlord is obligated to make available to Sublandlord with respect to the ninth (9th) floor of the Building pursuant to Section III.D of Exhibit D of the Prime Lease (the “Sublandlord Condenser Water”). Notwithstanding the foregoing, Sublandlord may, in Sublandlord sole and absolute discretion, make available to Subtenant for Subtenant’s use any then available Sublandlord Condenser Water, at Subtenant’s expense in accordance with Section 10(d) hereof.

(g)           During the Term, Subtenant shall have the sole right to use the condenser water that Prime Landlord is obligated to make available to the Subleased Premises pursuant to Section 4(a) of the Third Lease Amendment, subject to Section 10(d) hereof.

11.           USE. Subtenant shall use and occupy the Subleased Premises only for executive, general and administrative offices and for the uses set forth on Exhibit C attached hereto and made a part hereof (collectively, the “Additional Permitted Uses”). Subtenant shall comply with any requirements imposed by Prime Landlord in connection with the Additional Permitted Uses (whether in the Third Lease Amendment or otherwise pursuant to the Prime Lease) at Subtenant’s sole cost and expense. Subtenant shall not violate the prohibitions on use contained in the Prime Lease. No representation or warranty is made by Sublandlord, and nothing contained in this paragraph or elsewhere in this Sublease, shall be deemed to be a representation or warranty by Sublandlord that the Subleased Premises may be lawfully used for Subtenant’s intended purposes; and Sublandlord shall have no liability whatsoever to Subtenant if such use is not permitted by the present certificate of occupancy or any applicable zoning or other law or ordinance. Subtenant shall comply with (a) the Prime Lease, (b) all present and future laws, statutes, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments asserting jurisdiction over the Subleased Premises and (c) all requirements applicable to the Subleased Premises of the board of fire underwriters and/or the fire insurance rating or similar organization performing the same or similar function.

12.          CONDITION OF SUBLEASED PREMISES.

(a)           On the Commencement Date, Sublandlord shall deliver the Subleased Premises to Subtenant vacant and broom-clean and free of subtenants and occupants and any rights of possession of any parties claiming under Sublandlord.

(b)           Sublandlord, at its sole cost and expense, shall perform the work described on Exhibit D attached hereto (the “Sublandlord’s Work”). Sublandlord’s Work shall be Substantially Completed in a good and workerlike manner, in accordance with Exhibit D and all applicable laws, and the required sign-offs relating to the Sublandlord’s Work required by applicable law for Subtenant to legally occupy the Subleased Premises for the conduct of Subtenant’s business will be obtained and delivered to Subtenant on or prior to the Rent Commencement Date, except to the extent of any delays caused by Subtenant (including the performance of Subtenant’s Work) or Force Majeure. If Sublandlord’s Work is not substantially completed in accordance with this Section 12(b) by the Rent Commencement Date (the “Target Substantial Completion Date”), which date shall be extended on a day for-day basis for each day that Sublandlord is delayed in substantially completing Sublandlord’s Work by reason of (i) Force Majeure, or (ii) delays caused by Subtenant (the Target Substantial Completion Date, as the same may be so extended, the “Substantial Completion Outside Date”), then Subtenant shall be entitled to a credit against the next payment(s) of Fixed Rent payable by Subtenant under this Sublease in an amount equal to the Fixed Rent otherwise payable by Subtenant for the Subleased Premises for each day during the period commencing on the Substantial Completion Outside Date and ending on the date immediately prior to the date that Sublandlord’s Work is Substantially Completed. For the purposes of this Sublease, the term “Substantially Completed” or “Substantially Complete” means when all of the subject work (e.g., Sublandlord’s Work) has been completed in accordance with applicable legal requirements other than minor items or insubstantial details of construction, decoration and mechanical adjustments, the non-completion of which do not materially interfere with Subtenant’s Work, and access to, the entirety of the Subleased Premises (such minor items and details referred to herein as the “Punch List Items”). At such time as Sublandlord’s Work is Substantially Complete, Subtenant and Sublandlord shall conduct a joint inspection of the Subleased Premises at a time reasonably acceptable to Sublandlord and Subtenant to confirm that the Sublandlord’s Work is Substantially Complete and to agree upon Punch List Items. Sublandlord shall correct and/or complete all Punch List Items with reasonable diligence but, in any event, within ninety (90) days after Substantial Completion of Sublandlord’s Work, except to the extent of any delays caused by Force Majeure or Subtenant.

(c)           Except as expressly provided in this Section 12 hereof, Subtenant is leasing the Subleased Premises “AS IS”, and Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, fixtures, equipment, decorations or other items to make the Subleased Premises ready or suitable for Subtenant’s occupancy. Sublandlord has not made and does not make any representations or warranties as to the physical condition of the Subleased Premises, or any other matter affecting or relating to the Subleased Premises. In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections.

(d)          Sublandlord shall have no obligation to provide any services to Subtenant or the Subleased Premises other than any obligation of Sublandlord that is contained in this Sublease by incorporating the provisions of the Prime Lease, subject to the limitations set forth in Section 4 hereof, including, without limitation, supplemental HVAC, telephone system or technology, telecommunications and wireless internet.

(e)           Sublandlord and Subtenant hereby agree to reasonably cooperate to the extent reasonably necessary to allow Sublandlord to timely complete the Sublandlord’s Work and to allow Subtenant to timely complete Subtenant’s Work, including, without limitation, the work described in Sections 4(d) and 4(e) of the Third Lease Amendment.

13.          CONSENTS AND APPROVALS. In any instance when Sublandlord’s consent or approval is required under this Sublease, Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, inter alia, such consent or approval has not been obtained from Prime Landlord under the Prime Lease. If Subtenant shall seek the approval or consent of Sublandlord and Sublandlord shall fail or refuse to give such consent or approval, Subtenant shall not be entitled to any damages for any withholding or delay of such approval or consent by Sublandlord, it being intended that Subtenant’s sole remedy shall be an action for injunction or specific performance and that such remedy shall be available only in those instances where Sublandlord shall have expressly agreed in writing not to withhold or delay its consent unreasonably.

14.          TERMINATION AND MODIFICATION OF PRIME LEASE. Sublandlord covenants and agrees not to (i) voluntarily terminate or surrender the Prime Lease, except for a termination permitted under the Prime Lease as a result of casualty or condemnation, (ii) voluntarily modify or consent to any modification, amendment or supplement to the Prime Lease except as provided in Section 29 of this Sublease, or (iii) fail to perform any obligation of Sublandlord or exercise Sublandlord’s rights under the Prime Lease (except for the obligations to be performed by Subtenant hereunder) which will deprive Subtenant of its rights and benefits under this Sublease or adversely affect Subtenant’s use or occupancy of the Subleased Premises. If for any reason the term of the Prime Lease shall terminate prior to the expiration of this Sublease, (y) this Sublease shall thereupon terminate (except as to such provisions that this Sublease expressly provides shall survive a termination) and (z) except to the extent the Prime Lease was terminated by reason of an Event of Default (as defined in the Prime Lease) resulting from any act or omission of Sublandlord, Sublandlord shall not be liable to Subtenant by reason thereof. Sublandlord shall indemnify and hold harmless Subtenant from and against all claims, liability, costs and expenses (excluding consequential and punitive damages), in each case of any kind whatsoever incurred by reason of Sublandlord’s failure to timely comply with its obligations under the Prime Lease, or a breach by Sublandlord of this Section 14 unless, in the event of the termination of the Prime Lease (to the extent not resulting from Subtenant’s default under this Sublease), Prime Landlord permits Subtenant to remain in the Subleased Premises on the terms and conditions of this Sublease. The rights granted by the preceding sentence are personal to Named Subtenant and any Permitted Transferee.

15.          ASSIGNMENT AND SUBLETTING.

(a)          Subtenant shall not, by the sale of all or substantially all of its assets, the sale of 50% or more of any class of its capital stock or voting securities or equity interest, transfer of control (as defined in the Prime Lease) of Subtenant, operation of law or otherwise, assign, sell, mortgage, pledge or in any other manner transfer or encumber this Sublease or any interest therein, or sublet the Subleased Premises or any part or parts thereof, or grant any concession or license or otherwise permit occupancy of all or any part of the Subleased Premises by anyone other than Subtenant (any of the foregoing, a “Transfer”), without the prior written approval of Prime Landlord and Sublandlord in each instance, which approval from Prime Landlord and Sublandlord shall be granted or withheld in accordance with the terms and conditions of the Prime Lease, except that, notwithstanding the foregoing and anything to the contrary provided in the Prime Lease, Sublandlord’s consent shall be granted or withheld in Sublandlord’s sole and absolute discretion.

(b)          Notwithstanding anything to the contrary provided in this Section 15, without the consent of Sublandlord, but subject to the consent of Prime Landlord to the extent required by the Prime Lease, this Sublease may be assigned to or a change in control of Subtenant may occur in connection with (i) an entity created by merger, consolidation, reorganization, recapitalization or demutualization of or with Subtenant (a “Successor Entity”) or (ii) a purchase of all or substantially all of Subtenant’s assets; provided, in the case of both clause (i) and clause (ii), that (A) unless prohibited by law (in which event Subtenant shall provide Sublandlord with such written notice as soon as permitted by applicable law), Sublandlord shall have received at least ten (10) business days’ prior written notice of such assignment from Subtenant (which notice shall contain a statement setting forth, in reasonable detail, the identity of the proposed assignee and the nature of any current business or businesses of the proposed assignee), (B) the assignee assumes by written instrument reasonably satisfactory to Sublandlord (and, to the extent required by the Prime Lease, Prime Landlord) all of Subtenant’s obligations under this Sublease (provided that this clause (B) shall not be applicable in the event of a merger or consolidation if such assumption is achieved by operation of law), and Subtenant shall deliver to Sublandlord a copy of such fully executed written instrument within five (5) business days following the effective date of such assignment, (C) such assignment is for a valid business purpose and not to avoid any obligations under this Sublease, and (D) the Successor Entity or assignee is a reputable entity with financial worth that is not less than $25,000,000 (the “Net Worth Threshold”) (any Successor Entity or permitted assignee under this Section 15(b), a “Permitted Transferee”). The Net Worth Threshold shall be increased on each Adjustment Date by the CPI Fraction. As used herein (i) the term “CPI Fraction” shall mean, as of each anniversary of the Commencement Date during the Term (an “Adjustment Date”), a fraction (a) the numerator of which is the CPI for the month immediately preceding such Adjustment Date and (b) the denominator of which is the CPI for the CPI Month during which the Commencement Date occurs.

(c)           Notwithstanding anything to the contrary provided in this Section 15, without the consent of Sublandlord, but subject to the consent of Prime Landlord to the extent required by the Prime Lease, Subtenant may subsublet all or any part of the Subleased Premises to an Affiliate of Subtenant, for so long as such entity constitutes an Affiliate of Subtenant; provided, that (i) Sublandlord shall have received at least ten (10) business days’ prior written notice of such subsublease from Subtenant (which notice shall contain a statement setting forth, in reasonable detail, the identity of the proposed Affiliate and the nature of any current business or businesses of the proposed Affiliate and demonstrating how the proposed Affiliate satisfies the definition of Affiliate defined below); and (ii) Subtenant shall deliver to Sublandlord a copy of such fully executed subsublease within five (5) business days following the effective date of such subsublease (a permitted subsubtenant pursuant to this Section 15(c), a “Permitted Affiliate Subsubtenant”). “Affiliate” means, as to any designated person or entity, any other person or entity which controls, is controlled by, or is under common control with, such designated person or entity. “Control” (and with correlative meaning, “controlled by” and “under common control with”) means ownership or voting control, directly or indirectly, of 50% or more of the voting stock, partnership interests or other beneficial ownership interests of the entity in question or the power to control the management of the entity by means of agreement or otherwise.

(d)           Notwithstanding anything to the contrary provided in this Section 15, without the consent of Sublandlord, but subject to the consent of Prime Landlord to the extent required by the Prime Lease, Sublandlord’s consent shall not be required for the occupancy of offices within the Subleased Premises by any individual or business entity who or which is a client, service provider or otherwise has a bona fide business relationship with Subtenant (a “Sublease Space Occupant”), provided that (i) each Sublease Space Occupant shall be of good reputation, and engaged in a business or activity which is in keeping with the standards of the Building and which is a permitted use under this Sublease, (ii) the Sublease Space Occupants shall not occupy, in the aggregate, more than twenty percent (20%) of the rentable area of the Subleased Premises, (iii) the portions of the Subleased Premises occupied by the Sublease Space Occupants shall be physically part of, and not separately demised from, the remainder of the Subleased Premises occupied by Subtenant, (iv) no Sublease Space Occupant shall have any signage outside of the Subleased Premises, nor any listing on the Building’s lobby directory, and (v) Subtenant shall give Sublandlord a Sublease Space Occupant Notice (as hereinafter defined) with respect to each such Sublease Space Occupant at least ten (10) business days prior to the commencement of such Sublease Space Occupant’s occupancy in the Subleased Premises. Each such occupancy shall be subject and subordinate to this Sublease and to the matters to which this Sublease is or shall be subordinate and in the event of the termination of this Sublease, such occupancy shall immediately terminate. Occupancy by a Sublease Space Occupant shall not be deemed to vest in such Sublease Space Occupant any right or interest in this Sublease nor shall it relieve, release, impair or discharge any of Subtenant’s obligations hereunder. Each “Sublease Space Occupant Notice” given by Subtenant to Sublandlord pursuant to this Section 15(d) shall include (A) the name and the nature of the business or occupation of such Sublease Space Occupant and (B) the material terms of such Sublease Space Occupant’s occupancy.

(e)           The rights granted by Sections 15(b), 15(c) and 15(d) above are personal to Named Subtenant and any Permitted Transferee.

(f)            If this Sublease shall be assigned or if the Subleased Premises or any part thereof be further sublet or occupied by anybody other than Subtenant, Sublandlord may, after default by Subtenant beyond any applicable notice and cure period, collect rent from the assignee, subtenant or occupant, and, if Sublandlord does so, it shall apply the net amount collected to the Fixed Rent, Additional Rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of Subtenant’s covenants under this Section 15, or the acceptance by Sublandlord of the assignee, subtenant or occupant as tenant hereunder or a release of Subtenant from the further performance by Subtenant of any of the terms, covenants and conditions of this Sublease on the part of Subtenant to be performed hereunder.

(g)           In the event of any Transfer (whether or not consented to), Subtenant shall (x) pay all fees and costs, if any, that Sublandlord is required to pay to Prime Landlord under the Prime Lease in connection with such Transfer and (y) reimburse Sublandlord for all reasonable fees incurred by Sublandlord in connection with such Transfer (including, without limitation, reasonable out of pocket attorneys’ fees). In addition, one-half (1/2) of the amount by which all sums or other economic consideration actually received by Subtenant in connection with any permitted assignment or sub-subletting (after deducting all reasonable and customary out of pocket costs incurred by Subtenant in connection with such sub-subletting or assignment, including, without limitation, brokerage commissions, advertising fees, legal fees, free rent concessions, work allowances and costs of improvements to the Subleased Premises, in connection with such assignment or sub-subletting) exceeds, in the aggregate, the total sum which Subtenant is obligated to pay to Sublandlord under this Sublease (prorated to reflect obligations allocable to less than all of the Subleased Premises under a sub-sublease) shall be paid to Sublandlord promptly after receipt as Additional Rent under this Sublease.

16.           ALTERATIONS. Subtenant shall not make, cause, suffer or permit the making of any alterations, changes, replacements, improvements, installations or additions (“Alterations”) in, to or about the Subleased Premises, without the prior written approval of Sublandlord and Prime Landlord in each instance if and as required in accordance with the applicable terms and conditions of the Prime Lease (with respect to Sublandlord’s consent, as incorporated by reference). Additionally, any Alterations shall be subject to Article 8 of the Prime Lease and any other applicable terms and conditions of the Prime Lease, including without limitation obtaining the consent of Prime Landlord to the contractors performing the Alterations and giving prior notice whether or not consent is required. Notwithstanding anything herein (including the Prime Lease as incorporated by reference) to the contrary, Sublandlord shall have no obligation to deliver an ACP-5 to Subtenant. If Subtenant makes, causes, suffers or permits the making of any Alterations in, to or about the Subleased Premises, Subtenant shall (x) pay all fees and costs, if any, that Sublandlord is required to pay to Prime Landlord under the Prime Lease in connection with such Alterations and (y) reimburse Sublandlord for all reasonable out of pocket fees incurred by Sublandlord in connection with such Alterations (including, without limitation, reasonable attorneys’ fees). Provided that Prime Landlord has approved the work described in Sections 4(d) and 4(e) of the Third Lease Amendment, Sublandlord shall be deemed to have approved such work.

17.           BROKERAGE. Each of Subtenant and Sublandlord represents to the other that it has not dealt with any broker or finder in connection with this sublease transaction. Subtenant and Sublandlord each agree to indemnify, defend and hold the other harmless from and against any costs and expenses (including, without limitation, reasonable attorneys’ fees) resulting from a breach by the indemnifying party of the foregoing representation. The provisions of this Section 17 shall survive the expiration or earlier termination of this Sublease.

18.           WAIVER OF JURY TRIAL AND RIGHT TO COUNTERCLAIM. Subtenant hereby waives all right to trial by jury in any summary or other action, proceeding, or counterclaim arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, the Subleased Premises (including the use and/or occupancy thereof) and any claim of injury or damages with respect thereto. Subtenant also hereby waives all right to assert or interpose a counterclaim (but not the right to raise or assert mandatory counterclaims) in any summary proceeding or other action or proceeding to recover or obtain possession of the Subleased Premises or for nonpayment of Fixed Rent or Additional Rent. The provisions of this Section 18 shall survive the expiration or earlier termination of this Sublease.

19.           HOLDOVER. If vacant and exclusive possession of the Subleased Premises is not surrendered to Sublandlord on the expiration or earlier termination of this Sublease, Sublandlord shall be entitled to immediately by legal proceedings to reenter the Subleased Premises and dispossess Subtenant (and/or any person claiming by, through or under Subtenant). In the event of any such holding over, Subtenant shall pay as holdover rent or use and occupancy for each month (or portion thereof) of the holdover tenancy (a) for the first month of such holdover, 125%, and thereafter, 150% of the Fixed Rent payable during the last month of the Term and (b) 100% of Additional Rent on account of Operating Expenses and Taxes that would then be payable by Subtenant under this Sublease had the Term not expired, subject to all of the other terms of this Sublease insofar as the same are applicable to such holdover tenancy. The acceptance of any such use and occupancy payment paid by Subtenant pursuant to this Section 19 shall in no event preclude Sublandlord from commencing and prosecuting a holdover or summary eviction proceeding and the provisions of this Section 19 shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York and any successor or similar law of like import. In addition, Subtenant shall indemnify and shall save Sublandlord harmless from and against all actual costs, claims, loss or liability resulting from the failure of Subtenant to surrender the Subleased Premises on the Expiration Date or sooner termination of the Sublease, including, without limitation, if Subtenant holds over beyond the expiration or earlier termination of the Prime Lease, any amounts payable by Sublandlord to Prime Landlord pursuant to Article 20 of the Prime Lease or under any indemnity contained in the Prime Lease (“Prime Lease Holdover Payments”), provided that, excluding Subtenant’s liability for Prime Lease Holdover Payments (for which the following 90-day limitation will not apply), Subtenant shall not be liable to Sublandlord under this sentence unless Subtenant holds over for more than ninety (90) days. Nothing contained in this Section 19 shall (i) imply any right of Subtenant to remain in the Subleased Premises after the termination of this Sublease without the execution of a new lease, (ii) imply any obligation of Sublandlord to grant a new lease or (iii) be construed to limit any right or remedy that Sublandlord has against Subtenant as a holdover tenant or trespasser. The provisions of this Section 19 shall survive the expiration or earlier termination of this Sublease.

20.           SURRENDER. Subtenant shall, on or prior to the expiration or earlier termination of this Sublease (i) remove all of Subtenant’s movable fixtures and movable partitions, telephone and other equipment, computer systems, trade fixtures, furniture, furnishings and other items of personal property which are removable without material damage to the Building and any other items required to be removed in accordance with and subject to Section 20.4(b) of the Prime Lease (as incorporated by reference), including any Specialty Alterations (subject to Section 4(g) of the Third Lease Amendment) and (ii) surrender to Sublandlord the Subleased Premises, vacant, broom-clean and in good order and condition. In the event any Alterations to the Subleased Premises are performed by or on behalf of Subtenant that Prime Landlord requires must be removed and/or restored to the original condition, Subtenant shall be liable to remove and/or restore such Alterations prior to the expiration or earlier termination of this Sublease. Subtenant agrees to reimburse Sublandlord for all commercially reasonable out of pocket costs and expenses incurred in removing and storing Subtenant’s property, or repairing any damage to the Subleased Premises caused by or resulting from Subtenant’s failure to comply with the provisions of this Section 20. Notwithstanding anything to the contrary provided in this Section 20, Subtenant shall have the right to elect that Sublandlord, at Sublandlord’s option, either remove or elect under the Prime Lease that Prime Landlord remove any Specialty Alterations installed by on behalf of Sublandlord by delivery of written notice to Sublandlord not later than six (6) months prior to the expiration of the term of this Sublease, and, in such event, Subtenant shall pay to Sublandlord, as Additional Rent within thirty (30) days after demand, Sublandlord’s out of pocket costs incurred in connection with such removal and restoration, including any amounts payable by Sublandlord to Prime Landlord in connection with same. The provisions of this Section 20 shall survive the expiration or earlier termination of this Sublease.

21.           NO WAIVER. Sublandlord’s receipt and acceptance of Fixed Rent or Additional Rent, or Sublandlord’s acceptance of performance of any other obligation by Subtenant, with knowledge of Subtenant’s breach of any provision of this Sublease, shall not be deemed a waiver of such breach. No waiver by Sublandlord of any term, covenant or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Sublandlord.

22.          SUCCESSORS AND ASSIGNS. The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. In the event of any assignment or transfer by Sublandlord of the leasehold estate under the Prime Lease, the Sublandlord shall be entirely relieved and freed of all obligations that arise or accrue under this Sublease after the effective date of such assignment or transfer.

23.          LIABILITY OF SUBLANDLORD AND SUBTENANT. Sublandlord’s partners, employees, officers, directors and shareholders, disclosed or undisclosed, shall have no personal liability under this Sublease. Subtenant’s partners, employees, officers, directors and shareholders, disclosed or undisclosed, shall have no personal liability under this Sublease.

24.           GENERAL PROVISIONS. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within the State of New York. The captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted. Each covenant, agreement, obligation or other provision of this Sublease binding upon Subtenant shall be deemed and construed as a separate and independent covenant of Subtenant, not dependent on any other provision of this Sublease unless otherwise expressly provided. This Sublease may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument. An executed counterpart of this Sublease transmitted by facsimile, email or other electronic transmission shall be deemed an original counterpart and shall be as effective as an original counterpart of this Sublease and shall be legally binding upon the parties hereto to the same extent as delivery of an original counterpart.

25.           NOTICES. All notices, requests, demands and other communications with respect to this Sublease shall be in writing, shall be delivered (a) by hand (against signed receipt), (b) by registered or certified mail (return receipt requested), (c) by nationally recognized overnight courier (with verification of delivery) or (d) by e-mail with a duplicate copy provided by one of the other enumerated means on or prior to the end of the next business day, in each case with the primary notice or a copy thereof transmitted by email, addressed as follows:

If to Sublandlord:

Pershing Square Capital Management, L.P.

787 Eleventh Avenue, 9th Floor

New York, New York 10019

Attn: Nicholas Botta

Email: [email]

With a copies to:

Seyfarth Shaw LLP

620 Eighth Avenue

New York, New York 10018-1405

Attn: Jason T. Polevoy, Esq.

Email: [email]

and

Patterson Belknap Webb & Tyler LLP

1133 Avenue of the Americas

New York, New York 10036

Attn: Robert M. Safron, Esq.

Email: [email]

If to Subtenant:

NEOX Public Benefit LLC

787 Eleventh Avenue, 10th Floor

New York, New York 10019

Attn: Andrew Tom

Email: [email]

With a copy to:

ArentFox Schiff LLP

1185 Avenue of the Americas

Suite 3000

New York, NY 10036

Attn: Marina Rabinovich, Esq.

Email: [email]

or to such other address or addresses as Sublandlord or Subtenant may designate from time to time. Any such notices, requests, demands and other communications shall be deemed to have been received (i) on the third (3rd) business day after the mailing thereof if mailed in accordance with the terms hereof or (ii) upon hand delivery if delivered by hand or one business day following deposit with the overnight courier if delivered by overnight courier or (iii) in the event of delivery by email, upon transmission. Notice delivered by legal counsel to the parties on behalf of such counsel’s client in accordance with the terms of this Section 25 shall be deemed effective notice.

26.          INTENTIONALLY OMITTED.

27.          HAZARDOUS SUBSTANCES. Subtenant shall use no Hazardous Substances in, on, under or about the Subleased Premises or any part of the Building and surrounding areas, except as expressly permitted by this Sublease or the Prime Lease (including, without limitation, Section 4(a) and Exhibit E of the Third Lease Amendment).

28.          SIGNS. Subtenant may not install any sign, other than in accordance with and terms of the Prime Lease, including without limitation obtaining the prior written approval of Prime Landlord and Sublandlord in each instance, which approval from Prime Landlord and Sublandlord shall be granted or withheld in accordance with the terms and conditions of the Prime Lease (with respect to Sublandlord’s consent, as incorporated by reference). Sublandlord shall have no liability to Subtenant for the failure of Prime Landlord to consent to Subtenant’s sign. Subtenant shall be solely responsible for the costs for any such sign(s).

29.          AMENDMENT OF PRIME LEASE. Subject to Section 14, Sublandlord reserves its right to amend or modify the Prime Lease provided that such amendment does not adversely affect Subtenant, Subtenant’s rights under this Sublease or, beyond a de minimis extent, Subtenant’s use of the Subleased Premises.

30.           INTENTIONALLY OMITTED.

31.           PUBLICITY. Each of Sublandlord and Subtenant agrees that it will not, without the prior written consent of the other party in each instance, (i) disclose this Sublease or the terms or existence thereof, except to Prime Landlord and subject to any obligation to comply with (a) any applicable law, (b) any rule or regulation of any legal authority or securities exchange, (c) any subpoena or other legal process to make information available to the Persons (as defined in the Prime Lease) entitled thereto or (d) in connection with a dispute or legal proceeding between the parties pertaining to this Sublease; (ii) use in advertising, publicity, marketing or other promotional materials or activities, the name, trade name, trademark, trade device, service mark or symbol, or any abbreviation, contraction or simulation thereof, of Sublandlord, its affiliates or their respective partners or employees, or (iii) represent, directly or indirectly, that any product or any service of Subtenant has been approved or endorsed by Sublandlord. In addition to the foregoing, Subtenant may disclose this Sublease or the terms or existence thereof to Subtenant’s attorneys and accountants, provided that such Subtenant notifies such Persons of the foregoing confidentiality requirements and such Persons are obligated to maintain the confidentiality of such information. This provision shall survive expiration or termination of this Sublease.

32.           TERRACE LICENSE. Subject to and in accordance with the terms and conditions of Article 22 of the Prime Lease, as incorporated in this Sublease, Sublandlord hereby grants to Subtenant an exclusive sublicense, revocable only as set forth in Article 22 of the Prime Lease as incorporated in this Sublease, to use the portion of the License Area on the exterior of the ninth floor of the Building, adjacent to the 9th Floor Sublease Premises, as shown hatched on Exhibit A-1 hereto (the “Sublease License Area”). Subtenant may not sub-sublicense any portion of the Sublease License Area or grant any occupancy rights with respect Sublease License Area unless Subtenant is, in connection therewith, also subsubleasing the entire 9th Floor Subleased Premises in accordance with the terms of this Sublease.

33.           EQUIPMENT FINANCING. Subject to the Prime Lease and compliance with any requirements of Prime Landlord, Subtenant shall be permitted to grant a security interest in any and all moveable equipment owned or leased by Subtenant located in the Subleased Premises (collectively, the “Collateral Property”) in connection with customary financing secured by such Collateral Property, provided that: (i) such moveable equipment can be removed from the Subleased Premises, (ii) the secured party shall agree to repair any damage to the Subleased Premises and/or the Building caused by its removal of any Collateral Property therefrom and to indemnify Sublandlord and Prime Landlord with respect to same; and (iii) such secured party shall execute an agreement substantially in the form attached to the Non-Disturbance Agreement (as defined in the Third Lease Amendment) as Exhibit B. The rights granted by this Section 33 are personal to Named Subtenant and any Permitted Transferee.

34.          PRIME LEASE AUDIT RIGHT.

(a)           Subject to the Prime Lease and the provisions of this Section, and provided that Subtenant is not then in default under this Sublease beyond any applicable notice and cure period, upon Subtenant’s written request, Sublandlord will exercise Sublandlord’s rights under Section 6.2.3 of the Prime Lease to examine the correctness of any Landlord’s Operating Expense Statement for any Operating Year all or any part of which falls within the term of this Sublease, or any item contained therein. Any such request may be made by notice from Subtenant to Sublandlord no more than one hundred fifty (150) days after the applicable Operating Expense Statement Date with respect to such Landlord’s Operating Expense Statement. Before then, upon Subtenant’s request from time to time, Sublandlord shall keep Subtenant reasonably apprised as to whether Sublandlord intends to exercise Sublandlord’s rights under Section 6.2.3 of the Prime Lease with respect to such Landlord’s Operating Expense Statement. If Subtenant exercises such right and Sublandlord has not previously (a) exercised its audit rights under Section 6.2.3 of the Prime Lease or (b) advised Subtenant that Sublandlord does not intend to exercise such audit rights, then (i) if it is determined that the amounts paid by Sublandlord to Prime Landlord on account of Operating Expenses for the applicable Operating Year did not exceed the amounts to which Prime Landlord was entitled under the Prime Lease, then all costs and expenses of any such examination, based on reasonable evidence of same, shall be paid by Subtenant to Sublandlord within thirty (30) days after written demand therefor and (ii) if it is determined that the amounts paid by Sublandlord to Prime Landlord on account of Operating Expenses for the applicable Operating Year exceeded the amounts to which Prime Landlord was entitled under the Prime Lease, then Subtenant shall pay to Sublandlord its pro rata share of the costs and expenses of any such examination, based on reasonable evidence of same, within thirty (30) days after written demand therefor, and Subtenant shall be entitled to receive its pro rata share of any amounts that Prime Landlord may be obligated to reimburse Sublandlord pursuant clause (ii) of the last sentence of Section 6.2.3 of the Prime Lease.

(b)           If as a result of any examination pursuant to Section 6.2.3 of the Prime Lease pertaining to an Operating Year occurring in whole or in part during the Term, Prime Landlord and Sublandlord agree, or it is finally determined by an Arbiter or by legal proceedings, that the amounts paid by Sublandlord to Prime Landlord on account of the Operating Expenses exceeded the amounts to which Prime Landlord was entitled under the Prime Lease, or that Sublandlord is entitled to a credit with respect to the Operating Expenses, then (i) if Prime Landlord shall refund to Sublandlord the amount of such excess, then within thirty (30) days after Sublandlord’s receipt of such excess, Sublandlord shall refund to Subtenant Subtenant’s Operating Expense Share of such excess and (ii) if Prime Landlord credits to Sublandlord the amount of such excess to Sublandlord’s rent payment obligations under the Prime Lease, then Subtenant shall receive a corresponding credit, in an amount equal to Subtenant’s Operating Expense Share of such excess, to Subtenant’s rent payment obligations under this Sublease, in the same manner as credited to Sublandlord under the Prime Lease (in each case on a pro rata basis if attributable to any Operating Year for which a part (but not all) falls within the term of this Sublease). If Prime Landlord and Sublandlord agree, or it is finally determined by an Arbiter or by legal proceedings, that the amounts paid by Sublandlord to Prime Landlord on account of Operating Expenses for any such Operating Year were less than the amounts to which Prime Landlord was entitled under the Prime Lease, then Subtenant shall pay to Sublandlord, as additional rent hereunder, Subtenant’s Operating Expense Share of the amount of such deficiency within thirty (30) days after written demand therefor together with reasonable evidence of same.

(c)           The rights granted by this Section 34 are personal to Named Subtenant and any Permitted Transferee.

35.          OPTION TO EXTEND.

(a)           Sublandlord and Subtenant acknowledge that Sublandlord presently has options under the Prime Lease to extend the term of the Prime Lease for up to six (6) successive extended terms of 5 years each or two (2) extended terms of 15 years (the “Existing Prime Lease Extension Options”). Provided that (i) this Sublease and the Prime Lease are then each in full force and effect, (ii) Subtenant shall not be in monetary or material non-monetary default under this Sublease beyond the expiration of any applicable notice and cure periods at the time when the applicable Sublease Extension Notice (as hereinafter defined) is given and at the expiration of then current term of this Sublease, (iii) Named Subtenant, together with any Permitted Affiliate Subtenants and Sublease Space Occupants, occupies one hundred percent (100%) of the Subleased Premises at the time when the applicable Sublease Extension Notice is given and at the expiration of the then current Term, (iv) Sublandlord elects to exercise the applicable Extension Option under the Prime Lease, in Sublandlord’s sole and absolute discretion, and (v) Sublandlord does not elect to occupy the Subleased Premises or any portion thereof for Sublandlord’s own purposes as provided below, Subtenant shall have the option to extend the Term for a period concurrent with each Existing Prime Lease Extension Option that may be exercised by Sublandlord, subject to the terms hereof (each, a “Sublease Extension Option”). If Subtenant desires to exercise any Sublease Extension Option, Subtenant shall give written notice thereof (a “Sublease Extension Notice”) by not later than eighteen (18) months prior to the then current Expiration Date. Upon Subtenant’s request thereafter from time to time, Sublandlord shall keep Subtenant reasonably apprised as to whether Sublandlord intends to exercise an Existing Prime Lease Extension Option and, if exercised, whether Sublandlord intends to use the Subleased Premises or any portion thereof for Sublandlord’s own purposes, and Sublandlord shall notify Subtenant of such intentions at least fourteen (14) months prior to the then current Expiration Date. If Subtenant timely gives Sublandlord a Sublease Extension Notice, then Sublandlord shall notify Subtenant within five (5) business days following Sublandlord’s exercise of the applicable Existing Prime Lease Extension Option of Sublandlord’s exercise thereof and whether Subtenant elects to use the Subleased Premises or any portion thereof for its own business purposes during extended Prime Lease Term, and unless Sublandlord elects to use the Subleased Premises or any portion thereof for Sublandlord’s own purposes, then the Term shall be automatically extended for the period commencing on the date immediately following the then current Expiration Date and ending on the date one month prior to the date of expiration of the term of the Prime Lease, as so extended (a “Sublease Extension Term”).

(b)           Each Sublease Extension Term shall constitute an extension of the Term and shall be upon all of the same terms and conditions as the existing Term except that (i) Sublandlord shall not be required to furnish any materials or perform any work to prepare the Subleased Premises for Subtenant’s continued occupancy and Sublandlord shall not be required to reimburse Subtenant for any alterations or leasehold improvements made or to be made by Subtenant, and (ii) the Fixed Rent for the Subleased Premises during the applicable Sublease Extension Term shall be payable at the same rate per rentable square foot payable by Sublandlord under the Prime Lease, as determined pursuant to the Prime Lease.

(c)           Sublandlord and Subtenant, at the request of either party, shall enter into an agreement confirming any applicable Sublease Extension Term and the Fixed Rent with respect thereto, but the failure of either party to do so shall not affect the rights or obligations of the parties under this Sublease.

(d)           The rights granted by this Section 35 are personal to Named Subtenant and any Permitted Transferee.

36.          IMPROVEMENT ALLOWANCE.

(a)           Sublandlord shall give Subtenant a work allowance in the amount of $4,380,125 (hereinafter called the “Allowance”). The Allowance shall be applied solely against the aggregate cost and expense of the performance of Subtenant’s initial improvements in the Subleased Premises, (“Subtenant’s Work”), excluding the installation of submeter or submeters serving the Subleased Premises pursuant to Section 10(b) of this Sublease (“Submeter Work”). To the extent that the aggregate cost and expense of Subtenant’s Work, excluding Submeter Work (hereinafter called the “Work Cost”), exceeds the Allowance, Subtenant shall be solely responsible for the payment of the excess cost. If the Work Cost shall be less than the amount of the Allowance, the Allowance shall be reduced to the amount of such Work Cost. No more than fifteen (15%) percent of the Allowance shall be used to pay any “soft costs” of the Work Costs. For the purposes of this Section, “soft costs” shall mean Subtenant’s actual out-of-pocket costs for architectural and engineering services and filing fees in connection with Subtenant’s Work; provided, however, that “soft costs” shall not include, and no portion of the Allowance shall be allocated to, the costs of procuring furniture or furnishing and/or moving into the Subleased Premises.

(b)          The Allowance shall be payable by Sublandlord to Subtenant in one or more installments, in each case, within thirty (30) days after Subtenant’s requisitions, including all required supporting documentation (each being hereinafter called a “Subtenant Requisition”), shall have been submitted by Subtenant to Sublandlord as Subtenant’s Work progresses (but not more frequently than monthly). Provided that an Event of Default is not then continuing hereunder, disbursements of the Allowance by Sublandlord shall be made in amounts equal, in each case, to ninety percent (90%) of the amount of the Subtenant Requisition until the Allowance is fully applied and consumed (it being agreed that the amounts retained by Sublandlord shall be paid to Subtenant upon completion of Subtenant’s Work in compliance with this Sublease and the Prime Lease). In furtherance of the foregoing, prior to Sublandlord’s payment of any portion of the Allowance, Subtenant shall deliver to Sublandlord a Subtenant Requisition for disbursement which shall be accompanied by (1) copies of paid invoices for the Subtenant’s Work performed in connection therewith, (2) a certificate signed by the Subtenant’s architect certifying that the Subtenant’s Work represented by the aforesaid invoices has been satisfactorily completed in accordance with this Sublease, the Prime Lease and applicable laws, (3) partial lien waivers from the general contractor and any subcontractors who shall have performed the work referenced in the Subtenant Requisition, and (4) in connection with the Subtenant Requisition for the final ten percent (10%) of the Allowance (or such greater portion of the Allowance as may represent the unused balance, if any, thereof): (x) final lien waivers from the general contractor and any subcontractors who shall have performed any portion of Subtenant’s Work, except to the extent that such final lien waivers have theretofore been submitted to Sublandlord, (y) final “as-built” plans in hard copy and electronic CAD format with respect to Subtenant’s Work as required pursuant to the provisions of this Sublease or the Prime Lease, and (z) all sign-offs, inspection certificates and permits with respect to the use and occupancy of the Subleased Premises required to be issued by the New York City Department of Buildings, New York City Fire Department and by any other governmental authorities having jurisdiction over the Building and the Premises with respect to Subtenant’s Work.

(c)           Subtenant’s agreements with its contractors and materialmen for Subtenant’s Work shall provide for a ten percent (10%) retainage of payments due such contractors and materialmen.

(d)           At any and all times during the progress of Subtenant’s Work, representatives of Sublandlord shall have the right of access to the Subleased Premises and inspection thereof; provided, however, that Sublandlord shall incur no liability, obligation or responsibility to Subtenant or any third party, except to the extent resulting from the negligence or willful misconduct of Sublandlord or its respective representatives, and shall not be deemed to have approved any of Subtenant’s Work by reason of such access and inspection.

(e)           The right to receive reimbursement for the cost of Subtenant’s Work as set forth in this Section 36 shall be for the exclusive benefit of Subtenant, it being the express intent of the parties hereto that, in no event shall such right be conferred upon or for the benefit of any third party, including, without limitation, any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other person, firm or entity.

(f)            If, as of the date when a Subtenant Requisition is due to be paid hereunder by Sublandlord (and provided Subtenant has provided Sublandlord with all documentation required under this Section 36 with respect to such Subtenant Requisition), such Subtenant Requisition is not timely paid by Sublandlord, then, provided no default by Subtenant has occurred and is continuing beyond any applicable notice and/or cure periods, Subtenant shall have the right, as Subtenant’s sole and exclusive remedy in connection therewith, to have such unpaid Subtenant Requisition amount credited against the next installment(s) of Fixed Rent and recurring Additional Rent thereafter becoming due under this Sublease, provided that Subtenant first gives at least thirty (30) days’ notice to Sublandlord in connection therewith (an “Offset Notice”), which notice shall state in bold type and capital letters at the top of such notice and on the envelope containing such notice stating “THIS IS A TIME SENSITIVE OFFSET NOTICE AND SUBLANDLORD SHALL BE DEEMED TO ACCEPT SUCH OFFSET IF IT FAILS TO RESPOND IN THE TIME PERIOD PROVIDED” as a condition to the effectiveness thereof. Within the 30-day period following receipt by Sublandlord of the Subtenant Requisition or within the additional 30-day period described above, Sublandlord may dispute, in good faith, Subtenant’s right to such credit by providing written notice thereof to Subtenant identifying with reasonable specificity the reasons for Sublandlord’s objections and, in such case, (i) Subtenant shall not have the right to offset Fixed Rent as detailed hereunder, (ii) the parties shall endeavor in good faith to resolve their dispute and (iii) if the parties fail to resolve such dispute within 30 days, such dispute may be resolved in accordance with Section 20.2 of the Prime Lease. If Sublandlord fails to dispute Subtenant’s right to such credit within the period(s) described above and fails to pay the amount set forth in the applicable Subtenant Requisition prior to the expiration of the 30 day period following the giving of the applicable Offset Notice, Subtenant shall be entitled to take such credit against the next installment(s) of Fixed Rent and recurring Additional Rent thereafter becoming due under this Lease; provided, that (1) at any time, from time to time, Sublandlord shall be entitled to pay any outstanding amount and (2) if Sublandlord shall properly dispute whether a Subtenant Requisition is to be disbursed, and Sublandlord prevails, Subtenant shall repay any amounts for which a disbursement was made by Sublandlord or for which Subtenant received a credit or offset.

(g)          Sublandlord and Subtenant acknowledge that an affiliate of Prime Landlord has agreed to pay to Sublandlord the amount of $1,660,000 (the “Reimbursement Amount”) on account of the reimbursement of certain costs incurred by Subtenant as a result of Building-related matters which delayed the entering into of this Sublease. Sublandlord shall pay to Subtenant the Reimbursement Amount within thirty (30) days following Sublandlord’s receipt thereof. If such affiliate of Prime Landlord fails to timely pay the Reimbursement Amount to Sublandlord, then Sublandlord shall use commercially reasonable efforts to enforce such affiliate of Prime Landlord’s performance of its obligation to pay the Reimbursement Amount to Sublandlord.

[INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the day and year first above written.

SUBLANDLORD:

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

By: PS Management GP, LLC, its General Partner

By:	/s/ William A. Ackman
Name: William A. Ackman
Title: Managing Member

SUBTENANT:

NEOX PUBLIC BENEFIT LLC

By:	/s/ Andrew Tom
Name: Andrew Tom
Title: CFO

Exhibit A-1

9th Floor Subleased Premises and Sublease License Area

 [Floor Plan]

Exhibit A-2

10th Floor Subleased Premises

 [Floor Plan]

Exhibit B

Fixed Rent

Period	Annualized Fixed Rent	Monthly Base Rent
Lease Years 1 – 5	$2,978,485.00	$248,207.08
Lease Years 6 – 10	$3,223,772.00	$268,647.67
Lease Year 11 – Expiration Date	$3,469,059.00	$289,088.25

The term “Lease Year” shall mean the period beginning on the Commencement Date to and including the last day of the calendar month in which the day immediately preceding the first anniversary of the Commencement Date occurs and each one (1) year period thereafter of the Term.

Exhibit C

Additional Permitted Uses

WORKSHOP

A fabrication workshop for prototyping and finishing of small to large scaled objects. Activities include, but may not be limited to, woodworking, machining, curing of resins, finishing, and 3D-printing of metals, plastics, photopolymers, and glass. The installation and use of the workshop equipment are subject to the provisions of Sections 10.3 through 10.6 and 18(c) of the Prime Lease.

ROBOTIC CELL/THE THEATER

An automatic work cell in which one or more programmable robots are installed to fabricate or finish small to large scale objects.

WET LAB

A biosafety level 2 (BSL-2) laboratory, work shop and support spaces where biological materials and chemicals with potential hazard to personnel and the environment can be handled; which biological materials and chemicals (“BioChem Materials”) shall only be stored in the Subleased Premises in accordance with this paragraph. Subtenant shall (A) comply with the requirements of Section 10.6(a) of the Prime Lease with respect to the disposal, storage and use of any BioChem Materials in the Subleased Premises, with the exception of the first sentence thereof and (B) not in any manner use, maintain, dispose of or allow the use, maintenance or disposal of any BioChem Materials in the Subleased Premises in violation of any legal requirements governing the handling of BioChem Materials. Subtenant shall not use, maintain or dispose of or allow the use, maintenance or disposal of BioChem Materials in the Subleased Premises or the Building or any part thereof, or use the Subleased Premises for the treatment, storing, disposal of, transfer, release, conveyance or recovery of BioChem Materials generated outside of the Subleased Premises, unless in each case the same is (i) in the ordinary course of Subtenant’s business for laboratory use in the Subleased Premises, and (ii) performed in compliance with all applicable legal requirements and consistent with other laboratories in first class office buildings in midtown Manhattan and industry standards with respect to the use, maintenance and disposal of BioChem Materials. In addition, Subtenant shall now otherwise, in any manner other than in compliance with all applicable provisions of the Prime Lease governing Sublandlord’s or Subtenant’s use, maintenance and disposal of BioChem Materials, possess or allow the possession of any BioChem Materials on or about the Subleased Premises or the Building. Subtenant shall indemnify, defend and hold the Sublandlord and the Landlord Parties (as defined in the Prime Lease) harmless to the fullest extent of the law from any and all loss, cost, damage or expense incurred by Sublandlord or the Landlord Parties (or any of them) in connection with any breach of the obligations under this paragraph pursuant to the provisions of Article 7 of this Sublease and Section 11.1 of the Prime Lease, as applicable. The covenants and obligations of Subtenant under this paragraph shall survive the expiration or earlier termination of this Sublease and the Prime Lease.

TERRACE

Insectariums for raising insects (i.e., ants, silkworms and potentially beehives), subject, in each case, to the rules and regulations set forth on Exhibit E to the Prime Lease (as the same may be amended, modified or restated from time to time in accordance with Section 20.13 of the Prime Lease).

OPEN PROTOTYPING AREA

A space for gatherings, presentations and showcasing art exhibitions across various scales. Notwithstanding the foregoing, no portion of the Subleased Premises shall be open to the general public and any such gatherings, presentations and showcasings shall be limited to visitors by invitation only. Subtenant shall be required to provide Sublandlord at least 15 days’ prior written notice if Subtenant desires to hold any such gathering, presentation or showcasing in the Subleased Premises, which notice shall include copies of any required public assembly and other permits required for such gathering, presentation or showcasing.

Exhibit D

Sublandlord’s Work

●	Relocation of 10th Floor electrical conduit and gas pipe per the following plans by Cosentini Associates:

1.	Electrical drawings:

a.	E-001.00 titled ELECTRICAL NOTES dated 4/15/21

b.	DE-110.00 titled ELECTRICAL 10TH FLOOR CONDUIT ROUTING DEMO PLAN dated 4/15/21
c.	E-110.00 titled ELECTRICAL 10TH FLOOR PROPOSED CONDUIT ROUTING dated 4/15/21

2.	Plumbing Drawings

a.	P-001.00 titled PLUMBING SYMBOLS, NOTES, SPECIFICATION, DETAILS, SCHEDULES & DRAWING LIST dated 4/15/21

b.	P-210.00 titled PLUMBING 10TH FLOOR GAS PIPE DEMO & RELOCATION PLAN dated 4/15/21

c.	P-321.00 titled PLUMBING GAS RISER DIAGRAM dated 4/15/21